As filed with the Securities and Exchange Commission on April 12, 2010
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CROWDGATHER, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-2706319
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

20300 Ventura Boulevard, Suite 330
Woodland Hills, California 91364
 (Address of principal executive offices) (Zip Code)

CrowdGather, Inc. 2008 Stock Option and Award Plan
 (Full title of the plan)

Sanjay Sabnani, Chief Executive Officer
Crowdgather, Inc.
20300 Ventura Boulevard, Suite 330
Woodland Hills, California 91364
(Name and address of agent for service)

(818) 435-2472
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee (2)
Common Stock, $.001 par value	12,000,000	$1.27	$15,240,000	$1,086.61

(1)   Plus such indeterminate number of shares pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), as may be issued in respect of stock dividends, recapitalizations, stock splits, reorganizations, mergers, consolidations, combinations or exchanges of shares and similar transactions.

(2)   Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked price as reported on the Over-The-Counter Bulletin Board on April 7, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). The CrowdGather, Inc. 2008 Stock Option Plan (the “Plan”) is filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement but is filed as an exhibit to its Report on Form 8-K filed on June 23, 2008. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Sanjay Sabnani, Chief Executive Officer
Crowdgather, Inc.
20300 Ventura Boulevard, Suite 330
Woodland Hills, California 91364
(818) 435-2472

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009 filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarters ended July 31, 2009, October 31, 2010 and January 31, 2010 filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)  The Registrant’s Current Reports on Form 8-K filed with the SEC on May 27, 2009, June 2, 2009, September 3, 2009, November 10, 2009, November 20, 2009, February 3, 2010, February 9, 2010, March 3, 2010, and March 16, 2010 (except that any reports or portions thereof which are furnished and not filed shall not be deemed incorporated by reference in this Registration Statement); and

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on July 19, 2006 registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Articles 7 and 8 of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Article VIII of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Section 78.751 of the Nevada Revised Statutes provides that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

2.1	Agreement and Plan of Merger by and among WestCoast Golf Experiences, Inc., General Mayhem LLC and General Mayhem Acquisition Corp., dated April 2, 2008*
2.2
Agreement of Merger and Plan of Merger and Reorganization dated April 8, 2008 by and between WestCoast Golf Experiences, Inc., a Nevada corporation and General Mayhem Acquisition Corp., a Nevada corporation.*

3.1	Articles of Incorporation**
3.2	Amended and Restated Articles of Incorporation***
3.3	Bylaws of the Company**
3.4	Certificate of Change in number of authorized shares as filed with the Secretary of State of Nevada on March 27, 2008*
3.5	Articles of Merger as filed with the Secretary of State of the State of Nevada on April 8, 2008*
5.1	Opinion of M2 Law Professional Corporation
10.1	CrowdGather, Inc. 2008 Stock Option Plan ****
23.1	Consent of Mendoza Berger & Company, LLP
23.2	Consent of M2 Law Professional Corporation****

*                  Incorporated by reference to our Report on Form 8-K filed on April 8, 2008.
**               Incorporated by reference to Registration Statement on Form SB-2 filed on June 20, 2005.
***             Incorporated by reference to our Report on Form 8-K filed on September 30, 2008
****           Incorporated by reference to our Report on Form 8-K filed on June 23, 2008.
*****         Included in Exhibit 5.1

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California on April 12, 2010.

CROWDGATHER, INC.

By:	/s/ Sanjay Sanbani
Sanjay Sanbani Chief Executive Officer, President, Secretary, Director
(Principal Executive Officer),

By:	/s/ Gaurav Singh
Gaurav Singh Chief Financial Officer (Principal Financial and Accounting Officer)

In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE
/s/ Sanjay Sanbani
Sanjay Sabnani	Chief Executive Officer, President, Secretary, Director (Principal Executive Officer)	April 12, 2010

/s/ Gaurav Singh
Gaurav Singh	Chief Financial Officer (Principal Financial and Accounting Officer)	April 12, 2010

/s/ Jonathan Dariyanani
Jonathan Dariyanani	Director	April 12, 2010

/s/ James A. Sacks
James A. Sacks	Director	April 12, 2010

/s/ Chuck Timpe
Chuck Timpe	Director	April 12, 2010